Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA •92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:	Amanda C. Fowler, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

DOUBLE-DIGIT SALES GROWTH DRIVES STRONG FOURTH QUARTER RESULTS FOR EDWARDS LIFESCIENCES

•    Transcatheter Heart Valve Sales Increased to $65 Million

•    PARTNER II Cohort B IDE Approved Today

•    Special Charge and Income Tax Benefit Recorded

IRVINE, Calif., February 2, 2011 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended December 31, 2010 of $64.8 million, or $0.54 per diluted share, compared to net income of $47.6 million, or $0.40 per diluted share(1), for the same period in 2009.  Fourth quarter diluted earnings per share increased 35.0 percent over last year.  Excluding special items from both years, detailed in the reconciliation table below, fourth quarter diluted earnings per share grew 31.0 percent over last year to $0.55.

Fourth quarter net sales increased 13.2 percent to $392.4 million.  Underlying(2) sales growth was 13.7 percent.

Today the company received conditional IDE approval for Cohort B of The PARTNER II Trial.  This trial will study the next generation Edwards SAPIEN XT transcatheter heart valve with the NovaFlex delivery system in non-operable patients in the U.S.  The company expects enrollment to commence soon and be completed by year-end.

“The fourth quarter capped a very strong year of financial results and progress on our exciting new technologies,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.  “We are proud of the many achievements in our transcatheter heart valve program during 2010, which strengthened our leadership position in this emerging field.  The powerful clinical results seen in The PARTNER Trial remind us of the importance of this therapy to the many patients who are not suitable candidates for open heart surgery.”

Sales Results

For the fourth quarter, the company reported Heart Valve Therapy sales of $226.2 million, representing 20.1 percent growth over last year.  Underlying sales grew 21.8 percent.  Transcatheter heart valve sales were $65.3 million, an 87.2 percent increase over 2009, and grew 99.1 percent over last year on an underlying basis.  These sales were driven by the launch of SAPIEN XT and aided by some stocking orders.  On an underlying basis, surgical heart valve sales grew approximately 5 percent over last year, led by the global adoption of the company’s Magna valve platform and Physio II rings.

Critical Care sales were $127.5 million for the quarter, representing 5.5 percent growth over last year.  Underlying sales grew 3.7 percent over prior year.  Strong sales of the company’s advanced monitoring products, led by FloTrac, continued to drive growth.

Cardiac Surgery Systems sales increased to $25.2 million for the quarter.  Underlying sales growth was 5.9 percent over last year.

Vascular sales were $13.5 million, a decline from $13.7 million in the same quarter last year.

Domestic and international sales for the fourth quarter were $144.5 million and $247.9 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 71.1 percent compared to 70.7 percent in the same period last year.  This improvement was driven mainly by foreign exchange.

“For 2011, we expect our gross profit margin to be between 71 and 73 percent, with the first three quarters at the low end of the range, and the fourth quarter at the high end of the range,” said Thomas M. Abate, Edwards Lifesciences’ corporate vice president, CFO.

Selling, general and administrative expenses were $142.4 million for the quarter, or 36.3 percent of sales, compared to $132.3 million in the prior year.  This increase was driven primarily by transcatheter heart valve sales and marketing expenses.

Research and development expenses for the quarter grew 15.7 percent to $55.9 million, or 14.2 percent of sales.  This increase was primarily the result of additional investments in the company’s transcatheter valve program.

Free cash flow for the quarter was $72.3 million, calculated as cash from operating activities of $94.0 million, minus capital expenditures of $21.7 million.

Total debt at December 31, 2010 was $41.8 million.  Cash and cash equivalents were $396.1 million at the end of the quarter, resulting in net cash of $354.3 million.

Special Items

During the fourth quarter, the company recorded a pre-tax $10.5 million special charge comprised of two items: a global realignment charge of $7.2 million, primarily related to severance costs, and a $3.3 million write-down to market value of two minority investments.  Additionally, during the quarter the company recorded a $7.9 million income tax benefit primarily related to a new international tax ruling regarding transfer pricing.

Twelve-Month Results

For the twelve months ended December 31, 2010, the company recorded net income of $218.0 million, or $1.83 per diluted share, a 6.2 percent decrease over last year.  Excluding special items detailed in the reconciliation table below, diluted earnings per share grew 21.1 percent to $1.84 per diluted share.

Net sales for the twelve months of 2010 increased 9.5 percent to $1.45 billion.  Underlying sales growth was 12.7 percent.

Free cash flow for the year was $189.6 million, calculated as cash from operating activities of $251.4 million, minus capital expenditures of $61.8 million.

Domestic and international sales for the twelve months were $567.6 million and $879.4 million, respectively.

During the year, the company repurchased 4.1 million shares of common stock for $200.0 million.

2011 Outlook

“This promises to be an eventful year for the company, particularly as we look forward to bringing our transformational heart valve technology to patients in the United States,” said Mussallem.

“For 2011, our financial goals remain unchanged.  We expect to generate total sales of $1.59 to $1.67 billion and 11 to 15 percent underlying growth.  In addition, excluding special items, we anticipate achieving a gross profit margin of 71 to 73 percent, net income growth of 6 to 8 percent, and free cash flow of $190 to $200 million.  These goals assume $20 to $25 million of U.S. commercial SAPIEN sales and the associated launch investments.

“For the first quarter 2011, we project diluted earnings per share, excluding special items, of $0.40 to $0.42.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring that enable them to save and enhance lives.  Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its fourth quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 364523.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Messrs. Mussallem and Abate and the Company’s financial goals or expectations for sales and sales growth, gross profit margin, net income and net income growth, earnings per share and earnings per share growth and free cash flow and other financial expectations, as well as timing and results of transcatheter heart valve clinical studies.  Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the Company does update or correct one or more of these statements, investors and others should not conclude that the Company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include the opportunities for the Company’s transcatheter valve programs and the ability of the Company to continue to lead in the development of this field; the Company’s success in developing new products, obtaining regulatory approvals, creating new market opportunities for its products and the timing of new product launches; the availability and amounts of reimbursement for the Company’s products, the availability of competitive products, the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; economic developments in key markets; and other risks detailed in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2009.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.  The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and newly acquired products and foreign exchange fluctuations, and EPS  “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions.  Guidance for sales and sales growth rates is provided on an “underlying” basis, and projections for diluted earnings per share, gross profit margin, net income and growth is also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The Company is not able to provide a reconciliation of projected gross profit margin, net income and growth and projected EPS guidance, excluding special charges, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

Edwards, Edwards Lifesciences, Edwards SAPIEN XT, the stylized E logo, Magna, NovaFlex, PARTNER, Physio II, SAPIEN and FloTrac are trademarks of Edwards Lifesciences Corporation.

# # #

(1)  Prior year diluted earnings per share have been restated to reflect the Company’s two-for-one stock split on May 27, 2010.

(2)  “Underlying” amounts are non-GAAP items and exclude discontinued and newly acquired products, foreign exchange fluctuations and other adjustments.  See the reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2010	2009	2010	2009

Net sales	$392.4	$346.7	$1,447.0	$1,321.4
Cost of goods sold	113.5	101.7	408.3	399.1

Gross profit	278.9	245.0	1,038.7	922.3

Selling, general and administrative expenses	142.4	132.3	550.0	508.8
Research and development expenses	55.9	48.3	204.4	175.5
Special charges (gains), net	10.5	3.7	22.7	(63.8)
Interest expense, net	0.4	0.2	1.5	1.1
Other income, net	(0.4)	(1.9)	(8.1)	(3.7)

Income before provision for income taxes	70.1	62.4	268.2	304.4

Provision for income taxes	5.3	14.8	50.2	75.3

Net income	$64.8	$47.6	$218.0	$229.1

Earnings per share: (A)
Basic earnings per share	$0.57	$0.42	$1.92	$2.04
Diluted earnings per share	$0.54	$0.40	$1.83	$1.95

Weighted-average common shares outstanding: (A)
Basic	114.5	113.2	113.7	112.5
Diluted	120.1	118.7	119.2	117.5

Operating Statistics
As a percentage of net sales:
Gross profit	71.1%	70.7%	71.8%	69.8%
Selling, general and administrative expenses	36.3%	38.2%	38.0%	38.5%
Research and development expenses	14.2%	13.9%	14.1%	13.3%
Income before provision for income taxes	17.9%	18.0%	18.5%	23.0%
Net income	16.5%	13.7%	15.1%	17.3%

Effective tax rate	7.6%	23.7%	18.7%	24.7%

Note: Numbers may not calculate due to rounding.

(A) All share and per share amounts were adjusted for the May 27, 2010 two-for-one stock split.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	December 31,	December 31,
	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$396.1	$334.1
Accounts and other receivables, net	302.5	272.1
Inventories, net	203.6	165.9
Deferred income taxes	51.9	48.3
Prepaid expenses	35.4	33.7
Other current assets	43.1	35.1
Total current assets	1,032.6	889.2

Property, plant and equipment, net	269.8	252.0
Goodwill	315.2	315.2
Other intangible assets, net	67.1	86.7
Investments in unconsolidated affiliates	25.0	22.3
Deferred income taxes	44.5	37.1
Other assets	13.0	13.0

Total assets	$1,767.2	$1,615.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$296.0	$290.5
Short-term debt	41.8	—
Total current liabilities	337.8	290.5

Long-term debt	—	90.3
Other long-term liabilities	121.2	76.8

Stockholders’ equity (A)
Common stock	117.0	76.1
Additional paid-in capital	211.3	1,056.0
Retained earnings	1,124.0	906.0
Accumulated other comprehensive loss	(42.1)	(7.9)
Treasury stock, at cost	(102.0)	(872.3)
Total stockholders’ equity	1,308.2	1,157.9

Total liabilities and stockholders’ equity	$1,767.2	$1,615.5

(A)    Current year balances reflect the May 27, 2010 two-for-one stock split.  December 31, 2009 balances were not retroactively adjusted to reflect the stock split.

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.   The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and newly acquired products and foreign exchange fluctuations, and EPS “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions.   Guidance for sales and sales growth rates is provided on an “underlying basis”, and projections for diluted earnings per share, gross profit margin, net income and growth is also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below. The Company is not able to provide a reconciliation of projected EPS, gross profit margin, net income and growth guidance, excluding special charges, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Gross profit - In the fourth quarter of 2008, the Company increased by $4.7 million its non-GAAP gross profit to exclude the impact of its voluntary retrieval of certain ring repair products pending clearance of its 510k application submission from the Food and Drug Administration. Upon the return of most of these ring repair products to customers in the second quarter of 2009, the Company excluded the $4.1 million impact from its non-GAAP gross profit. Given the magnitude and unusual nature of this adjustment relative to the operating results for the period presented, the financial impact of the retrieval has been excluded from non-GAAP net income.

Special Charges (Gains), net - The Company incurred certain special charges and gains in 2010 and 2009 related to the following:

1)	Worldwide realignment: $7.2 million charge in the fourth quarter of 2010 related primarily to severance expenses associated with a global workforce realignment;

2)

Investment impairment: $3.3 million charge in the fourth quarter of 2010, $3.9 million charge in the third quarter of 2010, and $1.6 million charge in the third quarter of 2009 related to the impairment of certain investments in unconsolidated affiliates;

3)

MONARC program discontinuation: $8.3 million charge in the second quarter of 2010 related to the write-down of assets, primarily intellectual property, due to the discontinuation of the Company’s EVOLUTION II clinical trial of the Edwards MONARC system;

4)

Milestone receipt and net gain on sale of assets: $43.6 million gain in the third quarter of 2009 and $1.5 million charge in the second quarter of 2009 related to the sale of the hemofiltration product line; $15.0 million gain in the third quarter of 2009 and $27.0 million gain in the first quarter of 2009 for achieving milestones associated with the sale of the LifeStent product line;

5)	Charitable fund contribution: $15.0 million charge in the third quarter of 2009 for a charitable contribution to The Edwards Lifesciences Fund;

6)	Litigation reserves: $3.8 million charge in the third quarter of 2009 for a litigation reserve;

7)

Adjustment to capitalized patent enforcement costs: $3.7 million charge in the fourth quarter of 2009 to reverse previously capitalized patent enforcement costs related to litigation for which success is no longer deemed probable;

8)	Sale of distribution rights: $2.8 million gain in the first quarter of 2009 related to the sale of distribution rights in Europe of a specialty vascular graft;

9)	Reserve reversal: $1.0 million gain in the first quarter of 2009 resulting from completion of the Lifepath AAA clinical obligations.

Given the magnitude and unusual nature of these special charges and gains relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

Provision For Income Taxes - During the fourth quarter of 2010, the Company recorded a $7.9 million income tax benefit related to the reduction of certain intercompany pricing reserves.  During the second quarter of 2010, the Company recorded a $9.8 million income tax benefit resulting from a partial settlement of a prior year tax audit. Given the magnitude and unusual nature of the tax event relative to the periods presented, it has been excluded from non-GAAP net income.

Results of Discontinued and Other Products — The Company has discontinued certain products during the periods presented.  As discontinued products do not have a continuing contribution to operations, management believes that excluding such items from the Company’s sales growth provides investors with a means of evaluating the Company’s on-going operations. In light of the significance of the impact these products had on the sales growth of the Company, the sales results of these products have been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

GAAP TO NON-GAAP NET INCOME TABLE

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2010	2009	2010	2009

GAAP net income	$64.8	$47.6	$218.0	$229.1

Reconciling items:

Gross profit
Sale of ring repair products	—	—	—	(4.1)

Special charges (gains), net (A)
1) Worldwide realignment	7.2	—	7.2	—
2) Investment impairment	3.3	—	7.2	1.6
3) MONARC program discontinuation	—	—	8.3	—
4) Milestone receipt and net gain on sale of assets	—	—	—	(84.1)
5) Charitable fund contribution	—	—	—	15.0
6) Litigation reserves	—	—	—	3.8
7) Adjustment to capitalized patent enforcement costs	—	3.7	—	3.7
8) Sale of distribution rights	—	—	—	(2.8)
9) Reserve reversal	—	—	—	(1.0)
Total special charges (gains), net	10.5	3.7	22.7	(63.8)

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	(1.8)	(1.5)	(4.1)	17.8
Resolution of outstanding transfer price issues (A)	(7.9)	—	(7.9)	—
Tax audit settlement (A)	—	—	(9.8)	—
Total provision for income taxes	(9.7)	(1.5)	(21.8)	17.8

Non-GAAP net income	$65.6	$49.8	$218.9	$179.0

GAAP TO NON-GAAP EARNINGS PER SHARE TABLE

GAAP earnings per share (C)	$0.54	$0.40	$1.83	$1.95

Reconciling items: (D)

Gross profit
Sale of ring repair products	—	—	—	(0.02)

Special charges (gains), net (A)
1) Worldwide realignment	0.05	—	0.05	—
2) Investment impairment	0.02	—	0.05	0.01
3) MONARC program discontinuation	—	—	0.06	—
4) Milestone receipt and net gain on sale of assets	—	—	—	(0.51)
5) Charitable fund contribution	—	—	—	0.08
6) Litigation reserves	—	—	—	0.02
7) Adjustment to capitalized patent enforcement costs	—	0.02	—	0.02
8) Sale of distribution rights	—	—	—	(0.02)
9) Reserve reversal	—	—	—	(0.01)
Total special charges (gains), net	0.07	0.02	0.16	(0.41)

Provision for income taxes
Resolution of outstanding transfer price issues (A)	(0.06)	—	(0.07)	—
Tax audit settlement (A)	—	—	(0.08)	—
Total provision for income taxes	(0.06)	—	(0.15)	—

Non-GAAP earnings per share (C)	$0.55	$0.42	$1.84	$1.52

Note: Numbers may not calculate due to rounding.

(A)  See description of “Special Charges (Gains), net” and “Provision For Income Taxes” on the previous page.

(B)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(C)  All per share amounts were adjusted for the May 27, 2010 two-for-one stock split.

(D)  All amounts are tax effected, calculated using the relevant tax jurisdictions’ statutory tax rates.

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Tax Rate

	Q4 2010	YTD 2010

GAAP Tax Rate	7.6%	18.7%

Reconciling items: (A)

Special charges (gains), net
1) Worldwide realignment	1.1%	0.1%
2) Investment impairment	0.1%	0.1%
3) MONARC program discontinuation	—	(0.2)%

Provision for income taxes
Resolution of outstanding transfer price issues	9.8%	2.7%
Tax audit settlement	—	3.4%

Non-GAAP Tax Rate	18.6%	24.8%

(A)  See description of “Special Charges (Gains), net” and “Provision For Income Taxes” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

($ in millions)

					2010 Adjusted		2009 Adjusted
Sales by Product Line (QTD)	4Q 2010	4Q 2009	Change	GAAP Growth Rate	Discontinued Product Line Impact	4Q 2010 Underlying Sales	Discontinued Product Line Impact	FX Impact	4Q 2009 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valve Therapy	$160.9	$153.4	$7.5	4.9%	$—	$160.9	$(0.1)	$0.1	$153.4	4.8%
Transcatheter Heart Valves	65.3	34.9	30.4	87.2%	—	65.3	—	(2.3)	32.6	99.1%
Total Heart Valve Therapy	226.2	188.3	37.9	20.1%	—	226.2	(0.1)	(2.2)	186.0	21.8%
Critical Care	127.5	120.8	6.7	5.5%	—	127.5	—	2.0	122.8	3.7%
Cardiac Surgery Systems	25.2	23.9	1.3	5.4%	—	25.2	—	(0.2)	23.7	5.9%
Vascular	13.5	13.7	(0.2)	(1.5)%	—	13.5	(0.4)	0.2	13.5	3.5%
Total Sales	$392.4	$346.7	$45.7	13.2%	$—	$392.4	$(0.5)	$(0.2)	$346.0	13.7%

					2010 Adjusted		2009 Adjusted
Sales by Product Line (YTD)	YTD 4Q 2010	YTD 4Q 2009	Change	GAAP Growth Rate	Discontinued Product Line Impact	YTD 2010 Underlying Sales	Discontinued/ Other Product Line Impact	FX Impact	YTD 2009 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valve Therapy	$631.9	$602.6	$29.3	4.9%	$—	$631.9	$(4.3)	$3.7	$602.0	4.7%
Transcatheter Heart Valves	206.4	112.3	94.1	83.8%	—	206.4	—	(4.5)	107.8	90.6%
Total Heart Valve Therapy	838.3	714.9	123.4	17.3%	—	838.3	(4.3)	(0.8)	709.8	18.1%
Critical Care	454.1	452.5	1.6	0.4%	—	454.1	(32.3)	8.7	428.9	5.9%
Cardiac Surgery Systems	100.2	92.8	7.4	8.0%	—	100.2	(0.1)	0.6	93.3	7.3%
Vascular	54.4	61.2	(6.8)	(11.1)%	—	54.4	(8.2)	0.1	53.1	2.5%
Total Sales	$1,447.0	$1,321.4	$125.6	9.5%	$—	$1,447.0	$(44.9)	$8.6	$1,285.1	12.7%

Sales by Region (QTD)	4Q 2010	4Q 2009	Change	GAAP Growth Rate
United States	$144.5	$140.7	$3.8	2.7%
Europe	129.4	106.2	23.2	21.8%
Japan	69.6	59.7	9.9	16.6%
Rest of World	48.9	40.1	8.8	21.9%
International	247.9	206.0	41.9	20.3%
Total	$392.4	$346.7	$45.7	13.2%

Sales by Region (YTD)	YTD 4Q 2010	YTD 4Q 2009	Change	GAAP Growth Rate
United States	$567.6	$556.1	$11.5	2.1%
Europe	457.0	404.6	52.4	13.0%
Japan	247.8	214.1	33.7	15.7%
Rest of World	174.6	146.6	28.0	19.1%
International	879.4	765.3	114.1	14.9%
Total	$1,447.0	$1,321.4	$125.6	9.5%

* Numbers may not calculate due to rounding.